Exhibit 15.1

June 10, 2004

To the Board of Directors and Stockholders of Calypte Biomedical Corporation


          LETTER RE: UNAUDITED INTERIM FINANCIAL STATEMENT INFORMATION


Re: Registration Statement of Form SB-2:

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated April 20, 2004, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered a part of a registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ Odenberg Ullakko Muranishi & Co. LLP

ODENBERG ULLAKKO MURANISHI & CO. LLP
San Francisco, California